UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2007

Allied Waste Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14705	88-0228636
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18500 North Allied Way, Phoenix, Arizona		85054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 627-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 2, 2007, Allied Waste Industries, Inc. announced that Timothy R. Donovan will become the company’s Executive Vice President, General Counsel, and Corporate Secretary on or about April 11, 2007. Prior to joining our company, Mr. Donovan served in various senior positions with Tenneco Inc. from July 1999 until his resignation in February 2007, most recently as Executive Vice President, Strategy and Business Development, and General Counsel. Mr. Donovan also served as a member of Tenneco’s Board of Directors from March 2004 until his resignation in February 2007. Mr. Donovan was an attorney with the law firm of Jenner & Block from September 1982 until his resignation in September 1999, and was a partner in that firm and chairman of its corporate and securities group from 1989 until September 1999. He is also a director of John B. Sanfilippo & Son, Inc., where he is the Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Donovan is 51 years old.

On February 28, 2007, our company and Mr. Donovan entered into an Executive Employment Agreement under which Mr. Donovan will serve as our Executive Vice President, General Counsel, and Corporate Secretary. The employment agreement has a term of two years, beginning on April 11, 2007 or on such other date as the parties may agree (the "Effective Date"). Thereafter, the agreement will automatically renew for one-year periods, unless the agreement is terminated by either party pursuant to the terms of the agreement.

Under the employment agreement, we will pay Mr. Donovan a base salary of $500,000 per year, subject to increase at the discretion of the Board of Directors or the Management Development/Compensation Committee of the Board of Directors (the "Compensation Committee"). The employment agreement also includes the following material provisions:

· On the Effective Date, our company will grant to Mr. Donovan (1) options to acquire up to 150,000 shares of our company’s common stock at an exercise price equal to the closing market price of our company’s common stock on that date, and (2) 10,000 restricted stock units, or "RSUs". The options will vest in four equal installments of 37,500 shares on each anniversary of the Effective Date, beginning on the first anniversary of the Effective Date. The RSUs will vest in four equal installments of 2,500 shares on each anniversary of the Effective Date, beginning on the first anniversary of the Effective Date. Mr. Donovan will be eligible to receive additional annual grants of options, restricted stock, and RSUs as determined by the Compensation Committee.

· Within 30 days of the Effective Date, our company will pay Mr. Donovan a $200,000 cash signing bonus.

· Mr. Donovan will participate in our company’s Executive Incentive Compensation Plan, or "EICP", beginning in 2007. Accordingly, Mr. Donovan will be eligible to receive a pro rated annual incentive under our 2007 Senior Management Incentive Plan, or "2007 Senior MIP," which establishes the performance goals for 2007 under the EICP.

· The employment agreement provides that while Mr. Donovan remains employed by our company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of RSUs (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least two and one-half times his annual salary.

· The employment agreement also provides that Mr. Donovan is entitled to (a) twenty days paid leave per calendar year; (b) an automobile allowance of $600 per month; (c) club membership dues of $600 per month; (d) participation in incentive, savings, retirement, deferral, and stock plans maintained by our company for our similarly situated executive officers; (e) participation in welfare benefit plans maintained by our company for the benefit of our similarly situated executive officers; (f) reimbursement of business expenses; and (g) indemnification and directors’ and officers’ insurance coverage. In addition, we will provide Mr. Donovan with a relocation package in accordance with our company’s relocation program pursuant to an agreement between our company and a third-party relocation company.

The employment agreement includes the following provisions with respect to our company’s payment obligations upon the termination of Mr. Donovan’s employment with our company:

· Upon termination of the employment agreement by our company "without cause" or by Mr. Donovan for "good reason" (as those terms are defined in the agreement), or as a result of Mr. Donovan’s death, disability, or retirement (as those terms are defined in the agreement), Mr. Donovan will be entitled to receive:

o his earned but unpaid base salary as of the date of termination,
o his awarded but unpaid incentive compensation as of the date of termination,
o his accrued but unused paid leave as of the date of termination,
o reimbursement of business expenses incurred prior to the date of termination,
o continued medical, dental and/or vision coverage for certain time periods specified in the agreement, and
o certain other benefits specified in the employment agreement.

In addition, awards granted to Mr. Donovan under our company’s equity compensation plans will continue to vest and remain exercisable until the earlier of (i) two years after the date of termination, and (ii) the remaining terms of such awards.

· If the employment agreement is terminated "without cause" or for "good reason" (as those terms are defined in the agreement), or as a result of Mr. Donovan’s death or disability, Mr. Donovan will be entitled to receive severance compensation equal to two times the sum of (1) his annual base salary at the time of termination, and (2) his targeted annual incentive compensation.

· If the employment agreement is terminated upon Mr. Donovan’s retirement after ten years of service with our company, he will participate in our company’s Supplemental Executive Retirement Plan, or "SERP". Under the SERP, Mr. Donovan will be paid an annual retirement benefit equal to 60% of his average base salary for the three years immediately preceding the date of retirement. Such payments will continue for a period of ten years after retirement.

· In the event the employment agreement is terminated for "cause" or without "good reason" (as those terms are defined in the agreement), Mr. Donovan will be entitled to receive (A) his earned but unpaid base salary as of the date of termination, (B) his accrued but unused paid leave as of the date of termination, and (C) reimbursement of business expenses incurred prior to the date of termination.

· In the event there is a "change of control" (as defined in the agreement) and the employment agreement is terminated "without cause" or for "good reason" (as those terms are defined in the agreement) within 12 months thereafter, or was terminated "without cause" or for "good reason" within 6 months prior to the "change in control", Mr. Donovan will be entitled to severance compensation equal to three times the sum of (1) his annual base salary, plus (2) his targeted annual incentive compensation. In addition, awards granted to Mr. Donovan under our company’s equity compensation plans will become immediately vested and remain exercisable until the earlier of (i) two years after the date of termination, and (ii) the remaining terms of such awards. The employment agreement provides for a modified gross-up for excise taxes under Section 280G of the Internal Revenue Code, as described below with respect to the amendments to the employment agreements between our company and our other executive officers.

The employment agreement also includes provisions that (a) prohibit Mr. Donovan from disclosing our company’s confidential information, (b) require him to disclose to our company information and ideas that relate to our company’s business, (c) assign ownership of such ideas, information, and discoveries to our company, and (d) prohibit Mr. Donovan from engaging in certain competitive activities or from soliciting employees, customers, or acquisition prospects during the term of the agreement and for a period of three years following the termination of the agreement. All severance, retirement benefits, and post-employment vesting and exercisability of awards under our company’s equity compensation plans will be subject to (i) Mr. Donovan’s satisfaction of the restrictive covenants and his obligations to comply with our company’s stock trading policies (the "Continuing Obligations"), and (ii) his delivery to our company of a signed and enforceable release of all claims against our company. If Mr. Donovan fails to comply with the Continuing Obligations, our company will have the right to recover from him any and all payments made or benefits paid to him, excluding payment of his salary, incentive compensation, paid leave, and deferred compensation earned prior to the date of termination (the "Unrestricted Payments"), that our company would not have been obligated to pay or to which Mr. Donovan otherwise would not have been entitled if our company had terminated him for "cause" as of the date of termination of his employment agreement, as well as any and all proceeds realized by him subsequent to termination of the agreement upon vesting, exercise, or sale of common stock granted or issued to Mr. Donovan under our company’s compensation plans. In addition, if our company subsequently becomes aware of information with which we could have terminated Mr. Donovan’s employment agreement for "cause," we will have the right (A) to terminate all payments and benefits to or for the benefit of Mr. Donovan, including continued vesting or payment of any unvested or unexercised awards under our company’s compensation plans but excluding the Unrestricted Payments, and (B) to recover from Mr. Donovan (1) any and all payments made or benefits, including all or any portion of the Unrestricted Payments, paid to him that our company would not have been obligated to pay or to which Mr. Donovan otherwise would not have been entitled if we had terminated him for "cause" as a result of such conduct when it first occurred, and (2) any and all proceeds realized by Mr. Donovan subsequent to the date on which the conduct first occurred upon vesting, exercise, or sale of Common Stock granted or issued to Mr. Donovan under our company’s compensation plans.

In connection with the employment agreement, on February 28, 2007 our company and Mr. Donovan entered into an indemnity agreement. Under this agreement, our company will indemnify Mr. Donovan and advance expenses to him, to the fullest extent permitted by applicable law, for certain losses and expenses he may incur as a result of his status as a director, officer, or employee of our company or in certain other capacities on behalf of our company.

(d) On March 2, 2007, the Compensation Committee, through its Chairman to whom authority had been granted by the Compensation Committee at its special meeting on February 16, 2007, approved amended and restated employment agreements for each of our other executive officers. The new agreements amend and restate the existing employment agreements between our company and each of John J. Zillmer, Donald A. Slager, Peter S. Hathaway, and Edward A. Evans. The amendments were made in order to bring certain provisions of the agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as to make the following substantive changes to the terms of the agreements:

· The agreements provide for a modified "gross-up" payment to the executive for excise taxes incurred by the executive under the Code if the executive’s employment with our company is terminated in connection with a "change in control" of our company (as defined in the agreement). Our company will be obligated to make a gross-up payment only if (a) the "excess parachute payments" to the executive (as defined in Code Section 280G) exceed the executive’s untaxed safe harbor amount and (b) the closing price of our company’s common stock on the date of the change in control equals or exceeds the "threshold share price" (as described in the following bullet point). The gross-up payment (i) will be capped at 250% of the "base amount" (as defined in Code Section 280G), and (ii) will not include any amounts payable to the executive under our company’s Supplemental Executive Retirement Plan.

· The "threshold share price" of our common stock was revised to $16.00 per share for calendar 2007, with an annual increase of at least 15% per year for subsequent calendar years. The annual increase is subject to review and adjustment as determined to be appropriate by the Compensation Committee.

· In the case of John J. Zillmer’s employment agreement, the agreement was amended to delete the provisions relating to termination for "non-renewal," as that term was defined in the original agreement.

Item 7.01 Regulation FD Disclosure.

On March 2, 2007, our company issued a press release disclosing the hiring of Timothy R. Donovan as our Executive Vice President, General Counsel, and Corporate Secretary. The text of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Exhibits.

Exhibit
Number Description

99.1 Press release dated March 2, 2007, announcing the employment of Timothy R.
Donovan as Executive Vice President, General Counsel, and Corporate
Secretary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.

March 5, 2007	By:	Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 2, 2007, announcing the employment of Timothy R. Donovan as Executive Vice President, General Counsel, and Corporate Secretary.